EXHIBIT C

                      LADENBURG, THALMANN & CO. INC.

                 CORRESPONDENT SERVICES CORPORATION [CSC]

                            CLIENT'S AGREEMENT


                                                  Wire Code IQ
                                                  Account Number 36616
Full Account Title      Florescue Family Corp.    Broker 70

Introduction

  1. This Agreement contains the terms governing any account(s) in my name for the purchase or sale of property. In the Agreement, "I," "me" or "my" means each person who signs below."You," "your" or "CSC" means Correspondent Services Corporation and/or Ladenburg, Thalmann & Co. Inc., as applicable, its successor firms, subsidiaries, corespondents, or affiliates, or employees. "Property" means all securities, including but not limited to monies, stocks, options, bonds, notes, futures, contracts, commodities, certificates of deposit and other obligations, contracts or securities.

Applicable Rules and Regulations

  2. All transactions for me shall be subject to the constitution, rules, regulations, bylaws, interpretations, customs and usages of the exchange or market and its clearing house, if any, where the transactions are executed. Such transactions are also subject, where applicable, to the provisions, rules and regulations of the Securities and Exchange Commission, the Commodity Futures Trading Commission, the Board of Governors of the Federal Reserve System in existence at this time and as later amended and supplemented.

Amendment or Waiver

  3. I agree that you may change the terms of this agreement at any time upon prior written notice to me. By continuing to accept the services offered by you, I indicate to you my acceptance of these changes. If I do not accept the changes, I must notify you in writing of my refusal and my account will be cancelled. However, I will remain liable for any outstanding Debits and/or Charges on my account.

Transactions and Settlements

  4. All orders for the purchase and sale of any property will be given by me and executed with the distinct understanding that an actual purchase or sale is intended and that it is my intention and obligation in every case to deliver property to cover any and all sales and in the case of purchases to receive and pay for property that I will do so upon your demand. In case you make a short sale of any property at my direction or in case I fail to deliver to you any property which you have sold at my direction, you are authorized to borrow the property necessary to enable you to make delivery to the purchaser and I agree to be responsible for the cost or loss you may incur, or the cost of obtaining the property if you are unable to borrow it. No settlement of my account(s) may occur without your first receiving all property for which the account is short and all property in which the account(s) are long being paid for in full and the property then delivered. You and your correspondents are my constituted agents to complete all such transactions and are authorized to make advances and expend monies as are required.

Marking Sell Orders Long or Short

  5. When placing with you any sell order for a short account, I will designate it as such and hereby authorize you to mark the order as being "short." When placing with you any order for a long account, I will designate it as such and hereby authorize you to mark the order as being "long." Any sell order which I shall designate as being for a long account, is for property which is owned by me and, if you are unable to deliver this property from any account(s), the placing of the order will constitute my representation that the property will be delivered as required and that I will reimburse you for any expense incurred.

Binding Order

  6. Any order which I give shall be binding upon me, and (my/our) personal representative until you receive notice of my death. Such death and notice will not affect your right to take any action which you could have taken if I had not died.

Accounts Carried as Clearing Broker

  7. If you are carrying the account of the undersigned as clearing broker by arrangement with another broker through whose courtesy the account of the undersigned has been introduced to you, then until receipt from the undersigned of written notice to the contrary, you may accept from such other broker, without inquiry or investigation by you (a) orders for the purchases or sale in said account of securities and other property on margin or otherwise, and (b) any other instructions concerning said account. You shall not be responsible or liable for any sale or omissions of such other broker or its employees.

Lien Provisions

  8. All property held or purchased shall be subject to a lien in your favor for the discharge of all my indebtedness and any other obligations that I may owe to you, however and whenever arising, and may be held by you as security for the payment of any such obligations or indebtedness to you in any account you maintain for me including any accounts in which I may have an interest. You are authorized without notice to me whenever you deem it advisable from time to time (a) to transfer interchangeably between any account(s) I have with you any or all of the Property so held, without regard to whether you have in your possession or subject to your control other Property of the same kind and amount; (b) in the usual course of business pledge, repledge, hypothecate (either for the amount I owe or for a greater or lesser sum) and lend the same to you as broker or to others from time to time, separately or commingled with Property carried for other clients and you shall not be required to delivered to me the same Property but only Property of the same kind and amount.

Payment of Indebtedness Upon Demand

  9. I shall at all times be liable for the payment of any amounts advanced, any debit balance or other obligations owing in any of my account(s) with you and I shall be liable to you for any deficiency remaining in any such account(s) in the event of the liquidation thereof, in whole or in part, by you or by me. I shall make payment of any such debit balance, obligation, deficiency, indebtedness, including attorney's fees, If incurred by you.

Interest Provision

  10. All amounts advanced and other balances due shall be charged interest in accordance with your usual custom, which may include the compounding of interest, including any increases in rates which reflect adjustments in the Base Loan Rate, and such other charges as you may make to cover your facilities and extra services. Payment of all amounts advanced and other balances due, together with the interest thereon, shall be made by me to you at any of your offices which will act as my agent for the transmittal of such amounts and other balances due to you at New York, New York.

I HAVE READ AND UNDERSTAND THE STATEMENT OF CREDIT PRACTICES DESCRIBING INTEREST CHARGES PRINTED ON THE REVERSE SIDE.

Sub-Agents

  11. You may employ sub-brokers and shall be responsible only for reasonable care in their selection. You may deal with market makers or members of any exchange known as specialists or known as odd lot dealers and in the execution of my orders they may act as sub-brokers for me and may also buy or sell the property for themselves as dealers for their own account.

Margin Requirements

  12. I agree to maintain in account(s) with you such positions and margin as required by all applicable statutes, rules, regulations, procedures, and customs, or as you deem necessary or advisable, and where applicable, to satisfy any and all margin calls issued in connection with such business.

Liquidations and Covering Positions

  13. You shall have the right in accordance with your general policies regarding your margin maintenance requirements in existence at the time or; if in your discretion you consider it necessary for your protection to require additional collateral or the liquidation of any account of mine, or, in the event a petition in bankruptcy, or for appointment of a receiver is filed by or against me, or, an attachment is levied against the account(s) of mine, or; in the event of my death; to sell any or all property in the account(s) of mine with you, whether carried individually or jointly with others, to buy any or all property which may be short in such account(s), to cancel any open orders and to close any or all outstanding contracts, all without demand for margin or additional margin, other notice of sale or purchase, or other notice of advertisement. Any such sales or purchases may be made at your discretion on any exchange or other market where such business is usually transacted, or at public auction or private sale, and you may be the purchasers for your own account. It is understood a prior demand, or call, or prior notice of the time and place of such sale or purchase shall not be considered a waiver of your right to sell or buy without demand or notice as herein provided.

Binding Notice of Agreement

  14. I expressly agree you will not be bound by any representation or agreement made by any of your employees or agents which purports to effect or diminish your rights under this agreement.

Effect of Law or Rule Change

  15. In the event any one or more of the provisions contained in this agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such finding or holding shall only affect the provision(s) involved and the remainder of this agreement and the application of all other provisions shall not be affected.

Address

  16. My address below is and will continue to be a correct address until your Lincoln Harbor Office receives written notice of any change. Notices and communications sent to me at such address will constitute personal delivery to me, whether actually received or not.

Client Representation

  17. I represent to have reached the age of majority according to the laws of the state of my residence. I agree to abide by the rules of the regulatory agencies and your firm's policy if I am employed by any exchange or any corporation of which any exchange owns a majority of the capital stock;
member or firm registered on any exchange, bank, trust company, insurance company; or any company or individual dealing, either as broker or principal, in stocks, bonds, or any other securities, commodities, or commercial paper. If during this agreement I become such an employee, you will be notified. No one other than me has or will have an interest in any account(s) of mine unless you are notified in writing by me.

Jurisdiction

  18. All transactions made for my account(s) opened with you or introduced to you as clearing broker through the aforementioned introducing firm shall be governed by the terms of this agreement. This agreement and its enforcement shall be construed and governed by the laws of the State of New York, and shall be binding upon my heirs, executors, administrators, successors, and assigns.

Credit Review


  19. An investigation of my personal and business credit may be made and I may make written request, within a reasonable time, for disclosure of the nature of the investigation.

ARBITRATION

20. ARBITRATION IS FINAL AND BINDING ON THE PARTIES.

     THE PARTIES ARE WAIVING THEIR RIGHT TO SEEK REMEDIES IN COURT, INCLUDING THE RIGHT TO JURY TRIAL.

     PRE-ARBITRATION DISCOVERY IS GENERALLY MORE LIMITED THAN AND DIFFERENT FROM COURT PROCEEDINGS.

     THE ARBITRATOR'S AWARD IS NOT REQUIRED TO INCLUDE FACTUAL FINDINGS OR LEGAL REASONING AND ANY PARTY'S RIGHT TO APPEAL OR TO SEEK MODIFICATION OF RULINGS BY THE ARBITRATORS IS STRICTLY LIMITED.

     THE PANEL OF ARBITRATORS WILL TYPICALLY INCLUDE A MINORITY OF ARBITRATORS WHO WERE OR ARE, AFFILIATED WITH THE SECURITIES INDUSTRY.

I AGREE AND BY CARRYING AN ACCOUNT FOR ME CSC AND/OR LADENBURG, THALMANN
& CO., INC. AGREE(S) THAT ANY AND ALL CONTROVERSIES WHICH MAY ARISE BETWEEN ME AND CSC AND/OR LADENBURG, THALMANN & CO., INC. CONCERNING ANY ACCOUNT, TRANSACTION, DISPUTE OR THE CONSTRUCTION, PERFORMANCE, OR BREACH OF THIS OR ANY OTHER AGREEMENT, WHETHER ENTERED INTO PRIOR, ON OR SUBSEQUENT TO THE DATE HEREOF, SHALL BE DETERMINED BY ARBITRATION. ANY ARBITRATION UNDER THIS AGREEMENT SHALL BE HELD UNDER AND PURSUANT TO AND BE GOVERNED BY THE FEDERAL ARBITRATION ACT, AND SHALL BE CONDUCTED BEFORE AN ARBITRATION PANEL CONVENED BY THE NEW YORK STOCK EXCHANGE, INC. OR THE NATIONAL ASSOCIATION OF SECURITIES DEALERS, INC. I MAY ALSO SELECT ANY OTHER NATIONAL SECURITIES EXCHANGE'S ARBITRATION FORUM UPON WHICH CSC AND/OR LADENBURG, THALMANN & CO. INC. IS LEGALLY REQUIRED TO ARBITRATE THE CONTROVERSY WITH ME, INCLUDING, WHERE APPLICABLE, THE MUNICIPAL SECURITIES RULE MAKING BOARD. SUCH ARBITRATION SHALL BE GOVERNED BY THE RULES OF THE ORGANIZATION CONVENING THE PANEL. I MAY ELECT IN THE FIRST INSTANCE THE ARBITRATION FORUM, BUT IF I FAIL TO MAKE SUCH ELECTION, BY REGISTERED LETTER OR TELEGRAM ADDRESSED TO YOU AT YOUR MAIN OFFICE, BEFORE THE EXPIRATION OF FIVE DAYS (5) AFTER RECEIPT OF A WRITTEN REQUEST FROM YOU TO MAKE SUCH ELECTION, THEN YOU MAY MAKE SUCH ELECTION. THE AWARD OF THE ARBITRATORS, OR OF THE MAJORITY OF THEM, SHALL BE FINAL, AND JUDGMENT UPON THE AWARD RENDERED MAY BE ENTERED IN ANY COURT OF COMPETENT JURISDICTION.

NO PERSON SHALL BRING A PUTATIVE OR CERTIFIED CLASS ACTION TO ARBITRATION, NOR SEEK TO ENFORCE ANY PRE-DISPUTE ARBITRATION AGREEMENT AGAINST ANY PERSON WHO HAS INITIATED IN COURT A PUTATIVE CLASS ACTION; WHO IS A MEMBER OF A PUTATIVE CLASS WHO HAS NOT OPTED OUT OF THE CLASS WITH RESPECT TO ANY CLAIMS ENCOMPASSED BY THE PUTATIVE CLASS ACTION UNTIL; (I) THE CLASS CERTIFICATION IS DENIED; (H) THE CLASS IS DECERTIFIED; OR (J) THE CUSTOMER IS EXCLUDED FROM THE CLASS BY THE COURT. SUCH FOREBEARANCE TO ENFORECE AN AGREEMENT TO ARBITRATE SHALL NOT CONSTITUTE A WAIVER OF ANY RIGHTS UNDER THIS AGREEMENT EXCEPT TO THE EXTENT STATED HEREIN.


I EXPRESSLY AGREE THAT SERVICE OF PROCESS IN ANY ACTION SHALL BE SUFFICIENT IF SERVED BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED, AT MY LAST ADDRESS KNOWN TO YOU. I EXPRESSLY WAIVE ANY DEFENSE TO SERVICE OF PROCESS AS SET FORTH ABOVE.

Assignment

21. This agreement may be assigned by you and will inure to the benefit of your successors and assigns and you may transfer or assign the account(s) of mine to them, which shall be binding on me and my personal representatives.

Accuracy of Reports

22. ALL REPORTS OF EXECUTION OF ORDERS AND ACCOUNT STATEMENTS SHALL BE CONCLUSIVE IF NOT OBJECTED TO BY ME IN WRITING IMMEDIATELY BY NOTICE SENT TO YOU BY REGISTERED MAIL.

Joint and Several Liability and Joint Accounts

23. If more than one person signs this agreement, our obligations under this agreement shall be joint and several. If more than one person signs this agreement, you may accept any orders and instructions from each, and upon receipt of inconsistent instructions of a court order, may suspend or terminate my account.

Liability for Costs of Collection

24. I agree to pay you the reasonable costs and expenses of collection, including attorney's fees, for any unpaid Debits, Charges, and other amounts owing you.

Loan Consent

25. BY SIGNING THIS AGREEMENT I ACKNOWLEDGE THAT YOU AND YOUR SUCCESSORS AND ASSIGNS ARE AUTHORIZED IN THE USUAL COURSE OF BUSINES TO LEND, RELEND, HYPOTHECATE, REHYPOTHECATE, PLEDGE OR REPLEDGE SEPARATELY OR TOGETHER WITH THE PROPERTY OF OTHERS EITHER TO YOURSELVES OR TO OTHERS ANY PROPERTY WHICH YOU MAY BE CARRYING FOR ME ON MARGIN. THIS AUTHORIZATION SHALL APPLY TO ALL ACCOUNTS CARRIED BY YOU FOR ME AND SHALL REMAIN IN FULL FORCE UNTIL WRITTEN NOTICE OF REVOCATION IS RECEIVED BY YOU.

BY SIGNING THIS AGREEMENT THE CUSTOMER ACKNOWLEDGES THAT:
1. THE SECURITIES IN THE CUSTOMER'S MARGIN ACCOUNT MAY BE LOANED TO THE BROKER OR LOANED OUT TO OTHERS AND;
2. THAT THE CUSTOMER HAS RECEIVED A COPY OF THIS AGREEMENT.

THIS AGREEMENT CONTAINS A PRE-DISPUTE ARBITRATION CLAUSE AT PAGE 1 AT PARAGRAPH 20.


LADENBURG, THALMANN & CO. INC.  Correspondent Services Incorporation [CSC]

                       /s/ Barry Florescue President
[ CLIENT, BE   ]       ---------------------------------------------------------
[SURE TO RETAIN]       (Signature of Principal) (Name and **************)   Date

[  YOUR COPY   ]

                       ---------------------------------------------------------
                       (Signature of Second Party, if a Joint Account)      Date


- --------------------------------------------------------------------------------
No. of Street Address    City or Town           State          Postal Code




                      LADENBURG, THALMANN & CO. INC.

                      STATEMENT OF CREDIT PRACTICES
                            (SEC Rule 10b-16)

                                                  Effective August 22, 1992

Correspondent Services Corporation [CSC]

  Ladenburg Thalmann clears through Correspondent Services Corporation [CSC]. Securities held by CSC are protected by insurance coverage of up to $2,500,000 including $100,000 for free cash balances.

  The following discussion provides a description of our interest charges and other matters relating to the extension or maintenance of credit in connection with your securities accounts. Since it is intended to be all-inclusive, some of the discussion may go beyond your own particular situation.

Applicability of Interest Charge

  You will be charged interest on any credit extended to you by Correspondent Services Corporation (CSC) for the purpose of purchasing, carrying, trading, or maintaining any securities or other product or service in your account.

Interest Rate

  The annual rate of interest which you will be charged is based upon the Base Loan Rate ("Base Loan Rate") which will be internally established from time to time based on our assessment of commercially recognized interest rates. Such rates may include but are not limited to the prime rate, discount rate, broker call rate, federal funds rate, LIBOR, and other regularly published lending rates. The agreements with our clients for the extension of credit are governed by the laws of the State of New York where CSC maintains its principal place of business. The interest charge for each interest period is due and payable at the close of that interest period. The exact amount due may be obtained from your Investment Representative or the Office Manager of the firm servicing your account. Interest charges not paid at the close of the interest period will be added to the opening debit balance in your account for the next interest period. Please note that the Base Loan Rate is an internally computed rate that may change without notice.


  The rates at which interest is charged on funds borrowed are dependent upon the amount borrowed and are based on our usual sliding scale or percentages added to the current Base Loan Rate. Subject to applicable law, your rate will be 1-1/2% above the Basic Loan Rate.

Change of Rate Without Prior Notice

  Your stated interest rate will change without notice each period in accordance with changes in your average net loan (debit) balance and the Base Loan Rate. If your interest rate is to be increased for any other reason, at least 30 days prior written notice will be given by CSC. Certain accounts may be assigned adjusted rates as warranted by overall business relationships in the discretion of CSC.

Computation of Interest Charge

  The following is set forth so that you can understand how interest charges are computed and so that you may verify interest charges shown on your statement.

  We calculate daily loan (debit*) or credit balances for your account by taking the balances as of the close of the previous interest period (or the opening balance on a new account) and calculate for each day a new net loan (debit) balance** from the previous daily balance by taking into consideration both debits and credits which occurred that day. The market value of securities sold not long or not in good deliverable form will be deducted from the credit balance in your account. Credit balances resulting from a short sale are disregarded because this credit balance is used to collateralize stock borrowed to make delivery against a short sale. At the end of the interest period the daily loan (debit) balances for each day of the interest period are totalled and divided by the number of loan (debit) days in the interest period giving the average net loan (debit) balance which forms the basis for interest calculations.

  The applicable interest period is from the 22nd day of each month to the 21st day of the following month, except for the months of December and January. In December the applicable interest period is November 22 to December 31; in January the applicable interest period is January 1 to January 21.

  Your statement should be retained to assist you in verifying interest charges.

  The "Credit Summary" section of your statement provides the interest charge for the current interest period as well as the average net loan (debit) balance and the interest rate applied. You can verify your interest charge based on a 360 day year within a few cents by using the following formula:

Average                                  Loan (Debit) Days
Loan        X    Interest Rate     X     in Interest Period
Balance                                  ------------------
                                                360


* Average Daily Debit Balance - This represents the sum of the daily loan (debit) balances in your account divided by the number of days on which the loan (debit) balances existed.

** Net Loan (Debit) Balance - This is the debit balance minus credit balance (ndb = db - cb).

  Table 1 set forth below provides the effective annual interest rate for your stated interest rate for 365 days for the above interest calculations.

Marking to the Market

  If you sell short (or short against the box), and the market value of the security you sold increases above your selling price, the increase will be charged to your account - see Activity section (with an offsetting credit to the Short Account - see Short Account Activity section) and interest on the increase will be charged in the Activity section. Conversely, any decrease in market value will be credited to your account and the interest charges will be accordingly reduced.

  This practice of determining the change in current market value is commonly referred to as "marking to the market" and is normally done once a week.

Other Charges

Separate interest charges may be made in the account in connection with:

  a) prepayments - payments to a client of the proceeds of a security sale before the regular settlement date.

  b) "when issued" transactions - when the market price of the "when issued" security changes from the contract price by an amount that exceeds the cash deposit, interest may be charged on such difference.

  c) late payments - payments for securities purchased which are received past settlement date.

Liens and Additional Collateral

  For all securities which we have or at any time may hold or carry for you in any account of yours (either individually or jointly with others), or which may be deposited with us for any purpose, including safekeeping, we as a pledgee have a general lien for the discharge of all your obligations to us, however arising and irrespective of the number of accounts you have with us. We may require you to deposit additional collateral in accordance with the rules and regulations of the Federal Reserve Board, the New York Stock Exchange, the American Stock Exchange, and any other regulatory agency to whose jurisdiction we are subject. In addition, we may require you to deposit such additional collateral as we, in our sole discretion, determine is needed as security for your obligation to us. Ordinarily, a request for additional margin will be made when the equity in the account falls below 30 percent of the market value of all marginable securities in the account (the equity is the excess market value of the securities in the account over the loan or debit balance).

  Although we do not limit the factors which may cause us to require additional margin, factors such as market fluctuation, high concentration or the overall credit standing of the account will be considered. These margin calls may be met by delivery of either additional marginable securities or cash.